SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                       FORM N-8A
             NOTIFICATION OF REGISTRATION
         FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Badgley Funds, Inc.

Address of Principal Business Office:

1420 Fifth Avenue, Suite 4400
Seattle, Washington  98101

Telephone number (including area code):  (206) 623-6172

Name and Address of Agent for Service of Process:

Otis P. Heald III
Badgley, Phelps and Bell, Inc.
1420 Fifth Avenue, Suite 4400
Seattle, Washington  98101

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES   [X]      NO   [ ]

     Pursuant to the requirements of the Investment
Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Seattle and State of Washington on the 29th day of April, 1998.





                              By: /s/ Otis P. Heald III
                                ---------------------------
                                Otis P. Heald III,
                                President

Attest: /s/ Lisa P. Guzman
       --------------------
       Lisa P. Guzman

Title:  Treasurer and Secretary